Exhibit 107

Calculation of Filing Fee

424(b)(5)

(Form Type)

Terreno Realty Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	457(r) and 457(o)	6,325,000 shares	$62.00	$392,150,000	0.00014760	$57,881

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$392,150,000		$57,881

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$57,881

(1)	Assumes exercise in full of the underwriters’ option to purchase up to 825,000 additional shares of common stock.
(2)

The filing fee, calculated in accordance with Rules 457(o) and 457(r) under the Securities Act of 1933, as amended, has been transmitted to the Securities and Exchange Commission in connection with the securities offered by means of this prospectus supplement. This “Calculation of Filing Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s registration statement on Form S-3 filed with the Securities and Exchange Commission on February 9, 2024 (File No. 333-276959).